EXHIBIT 99.1


FOR IMMEDIATE RELEASE
                                                             CONTACT: Ken Morris
                                                                    707-254-4263


           THE CHALONE WINE GROUP REPORTS SECOND QUARTER 2003 RESULTS

Napa, California, August 4, 2003 --- The Chalone Wine Group, Ltd. (Nasdaq: CHLN) announced today total case sales of 298,634 for the first six months of 2003, a 10 percent increase compared to the same period last year. Net income for the first six months of 2003 was $504,000, compared to $938,000 for the same period in 2002. Diluted earnings per share for the second quarter of 2003 were $.04.

"The U.S. fine wine industry has been hit with a double whammy of a down economy and an oversupply of wine," said President and CEO Tom Selfridge. "These factors have produced tremendous competition in the marketplace."

Selfridge said, "To meet that pressure, we responded in the last half of 2002 with competitive pricing and added sales staff to reach more markets. Last August we also invested in a winery with 45 acres of vineyard on a prime site in Napa Valley's Rutherford subappellation as home for Provenance Vineyards. All of these actions should ultimately add to our bottom line but the short-term effect is that it reduces our net income with strategic increases to Selling, General and Administrative expenses and net interest expense, primarily due to our Provenance acquisition. Our strategy has always been to focus not on just one or two quarters but to take a long-term view in building market share."

Chalone Wine Group, Ltd. is a Napa-based company specializing in premium red and white varietal wines. In California, the Company owns and operates Acacia(R) Vineyard in the Carneros District of Napa County, and Provenance(TM) Vineyards, Hewitt(TM) Vineyard and Jade Mountain(R) in Napa County; Chalone Vineyard(R) in Monterey County; and Moon Mountain(R) Vineyard and Dynamite(TM) Vineyards in Sonoma County. In conjunction with its 50 percent joint-venture partner, Paragon Vineyard Co., the Company also owns and operates Edna Valley Vineyard(R) in San Luis Obispo County. Additionally, the Company produces and markets wines under the brand name Echelon Vineyards. In Washington State, the Company owns and operates Sagelands(R) Vineyard and Canoe Ridge(R) Vineyard. In the Bordeaux region of France, the Company owns 23.5 percent of the fourth-growth estate of Chateau Duhart-Milon, in partnership with Domaines Barons de Rothschild (Lafite), which owns the other 76.5 percent.

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Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding Chalone Wine Group's performance in the marketplace and operational success, future events and management's plans and expectations. These statements involve risks and uncertainties that could cause actual results and events to differ materially, including variations in market taste as well as demand, changes in worldwide supply and demand of grapes and wine. A detailed discussion of other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in Chalone Wine Group's periodic filings with the Securities and Exchange Commission, including the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2003. The Company undertakes no obligation to update forward-looking statements to reflect events or uncertainties occurring after the date of this press release.



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CHALONE Wine Group
Earnings Release for the
Quarter Ended June 30, 2003

The financial position and results below are in thousands of US dollars:

                                                                        June 30
                                                               _________________________
                                                                 2003             2002
                                                                 ____             ____

Current assets                                                 $ 89,965         $ 83,626

Total assets                                                    192,692          180,504

Current liabilities                                              33,849           30,517

Shareholders' equity                                             96,186           93,144

Working capital                                                  56,116           53,109

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                                                           Three months ended              Six months ended
                                                                 June 30                       June 30
                                                        ________________________      _________________________
                                                           2003            2002          2003             2002
                                                           ____            ____          ____             ____

Gross revenues                                          $ 15,989        $ 12,929      $ 29,914         $ 28,889
Excise taxes                                                (485)           (356)         (902)            (816)
                                                        _________       _________     _________        _________
Net revenues                                              15,504          12,573        29,012           28,073
Cost of wines sold                                       (10,478)         (8,391)      (19,391)         (18,541)
                                                        _________       _________     _________        _________
Gross profit                                               5,026           4,182         9,621            9,532
Other operating revenue, net                                  26               5            21             (402)
SG&A expenses                                             (3,628)         (2,717)       (6,748)          (5,895)
                                                        _________       _________     _________        _________
Operating income                                           1,424           1,470         2,894            3,235
Interest expense, net                                     (1,129)           (782)       (2,504)          (1,690)
Other income                                                  45             (33)           98              (13)
Equity in net income of Chateau Duhart-Milon                 453             586           453              734
Minority interest                                            (48)           (413)          (87)            (619)
                                                        _________       _________     _________        _________
Income before income taxes                                   745             828           854            1,647
Income taxes                                                (305)           (368)         (350)            (709)
                                                        _________       _________     _________        _________
Net income                                              $    440        $    460      $    504         $    938
                                                        =========       =========     =========        =========

Diluted earnings per share                              $   0.04        $   0.04      $   0.04         $   0.08
Average number of shares outstanding - diluted            12,079          12,309        12,079           12,115

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